SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

TRW Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The Definitive Additional Materials filed herewith relate to TRW’s Special Meeting of Shareholders scheduled for December 11, 2002. The joint proxy statement/prospectus for the Special Meeting of Shareholders is contained in joint proxy statement/prospectus filed by Northrop Grumman Corporation pursuant to Rule 424(b)(3) on November 5, 2002.

December 4, 2002

Dear Systems Employee:

As you know, we are facing an important vote at TRW’s shareholder meeting on December 11 regarding the proposed merger agreement with Northrop Grumman. All of us who own TRW shares have the opportunity to contribute to a positive outcome by voting to approve the merger.

As a TRW shareholder, you have already received proxy materials, a voting guide book and a voting card. In addition, the Northrop Grumman/TRW investor presentation containing important additional information is available through a variety of sources, including via a link on the TRW Systems home page. In summary, the reasons cited in that presentation for TRW shareholders voting for the transaction include:

•	Owning 38% of the nation’s premier defense company

•	The financial strength to fully apply TRW technologies

•	Top tier scale and access to platforms critical to the system of systems network centric warfare segment of the defense budget

•	Accelerated future growth and performance

•	Risk avoidance in separation of auto business

•	A significant transaction premium, despite the recent decline in auto and defense valuations

I realize that there is some concern regarding the decline in the Northrop Grumman share price and resultant decline in TRW’s share price since the potential merger agreement was announced. It is important to note that this decline reflects current market conditions and mirrors the overall decline in Defense stocks over the last six months. On Monday, November 25, JSA Research, Inc. reported that since February 15, “TRW stock has outperformed the S&P 500 by 28%, based solely on being joined at the hip to NOC.” The report also noted that, “Over the two years prior to the NOC bid for TRW, the TRW stock was tracking the S&P 500 which declined about 19% while the NOC stock outperformed the S&P 500 by over 150%.”

I am proud of what we accomplished this year and am excited about the prospects of what we can achieve as part of Northrop Grumman. I am convinced that the new Northrop Grumman will be a top tier company, providing tremendous value to our nation, while offering a wide range of exciting opportunities for all employees, and delivering significant shareholder value going forward.

I believe that in both the short and long-term, the merger with Northrop Grumman will create more opportunities and value than a standalone TRW could. I have already voted and hope you will also join me in voting for the merger.

Don Winter
President & Chief Executive Officer
TRW Systems

Certain statements and assumptions in this communication contain or are based on “forward-looking” information and involve risks and uncertainties. Such statements are subject to numerous assumptions and uncertainties, many of which are outside of TRW’s control. These include completion of the merger; governmental regulatory processes, Northrop Grumman’s ability to successfully integrate the operations of TRW and achieve a successful disposition with respect to TRW’s Automotive business; assumptions with respect to future revenues, expected program performance and cash flows; the outcome of contingencies including, among others, the timing and amounts of tax payments, litigation matters, environmental claims and remediation efforts; divestitures of businesses; successful negotiation of contracts with labor unions; and anticipated costs of capital investments. Northrop Grumman’s and TRW’s respective operations are subject to various additional risks and uncertainties resulting from their positions as suppliers, either directly or as subcontractors or team members, to the United States government and its agencies, as well as to foreign governments and agencies. Actual outcomes are dependent upon many factors. Other important factors that could cause actual results to differ materially from those suggested by the forward-looking statements set out in Northrop Grumman’s and TRW’s filings from time to time with the SEC, including, without limitation, the joint proxy statement/prospectus relating to the proposed merger.

The directors and certain executive officers of TRW and Northrop Grumman may be deemed to be participants in the solicitation of proxies from shareholders of TRW in connection with TRW’s special meeting of shareholders to consider the Agreement and Plan of Merger, dated as of June 30, 2002, with Northrop Grumman Corporation. Information concerning such participants is contained in the joint proxy statement/prospectus relating to the proposed merger of Northrop Grumman and TRW contained in Amendment No. 7 to the Registration Statement on Form S-4 filed by Northrop Grumman with the Securities and Exchange Commission on October 23, 2002, as it may be amended from time to time.